Exhibit 99.1
Accenture Reports Third-Quarter Fiscal 2009 Results
— Company reports revenues of $5.15 billion and EPS of $0.68 —
— Operating income is $732 million; operating margin expands to 14.2% —
— Company delivers free cash flow of $971 million and
raises free cash flow outlook for full fiscal year —
— New bookings of $6.57 billion include consulting bookings of $3.21 billion —
NEW YORK; June 25, 2009 — Accenture (NYSE: ACN) reported financial results for the third quarter of fiscal 2009, ended May 31, 2009, with net revenues of $5.15 billion, in line with the company’s guided range. Net revenues declined 16 percent in U.S. dollars and 4 percent in local currency compared with the third quarter last year, reflecting a foreign-exchange impact of negative 12 percent. Diluted earnings per share were $0.68.
Operating income was $732 million, a decrease of 15 percent, primarily due to significant negative foreign-exchange impact, while operating margin expanded 10 basis points, to 14.2 percent.
New bookings for the quarter were $6.57 billion, with consulting bookings of $3.21 billion and outsourcing bookings of $3.36 billion, bringing new bookings for the first three quarters of fiscal 2009 to $18.36 billion.
William D. Green, Accenture’s chairman & CEO, said, “In the third quarter we delivered strong overall results, considering the difficult economic environment. Our people have raised their game on behalf of our clients, our company and our shareholders. While we were challenged in terms of top-line growth, revenues were within our guided range, and we delivered operating income of $732 million, expanded operating margin to 14.2 percent and delivered solid earnings per share. In addition, our significant new bookings show momentum even in this economic headwind, and we continue to generate very strong cash flow.
“We are managing our business with tremendous discipline and are staying focused on helping clients adapt to their changing needs. We have continued making important investments to take advantage of future growth opportunities and market rebound. We remain well-positioned to deliver outstanding value to our clients and our shareholders.”
Financial Review
Revenues before reimbursements (“net revenues”) for the third quarter of fiscal 2009 were $5.15 billion, compared with $6.10 billion in the third quarter of fiscal 2008, a decrease of 16 percent in U.S. dollars and 4 percent in local currency. Net revenues for the third quarter of fiscal 2009 reflect a foreign-exchange impact of negative 12 percent.

•	Consulting net revenues for the quarter were $2.95 billion, a decrease of 20 percent in U.S. dollars and 9 percent in local currency compared with the third quarter of fiscal 2008.
•	Outsourcing net revenues were $2.19 billion, a decrease of 9 percent in U.S. dollars and an increase of 3 percent in local currency compared with the third quarter of fiscal 2008.
Diluted EPS for the quarter were $0.68, compared with $0.74 in the third quarter last year, a decrease of $0.06, broken down as follows:
•	a $0.03 increase from a lower share count;
•	a $0.02 increase from a lower effective income tax rate compared with the rate in the third quarter last year;
     offset by:
•	a $0.02 decrease from lower revenue and operating income in local currency; and
•	a $0.09 decrease from unfavorable foreign-exchange rates compared with the third quarter last year.
Operating income for the third quarter decreased 15 percent, to $732 million, or 14.2 percent of net revenues, compared with $862 million, or 14.1 percent of net revenues, for the third quarter of fiscal 2008. This reflects an operating-margin expansion of 10 basis points.
Gross margin (gross profit as a percentage of net revenues) was 32.5 percent, compared with 31.5 percent for the third quarter last year, an expansion of 100 basis points. The increase was driven by improved overall outsourcing contract profitability.
Selling, general and administrative (SG&A) expenses for the third quarter were $935 million, or 18.2 percent of net revenues, compared with $1,056 million, or 17.3 percent of net revenues, for the third quarter last year. The increase in SG&A as a percentage of net revenues was due to higher selling costs as a percentage of net revenues and to general and administrative costs declining at a lower rate than that of net revenues.
The company’s effective tax rate for the third quarter was 28.2 percent. This compares with an effective tax rate of 30.8 percent for the third quarter last year. The lower tax rate in the third quarter this year was primarily a result of final determinations of prior-year tax liabilities recorded in the quarter.
Income before minority interest for the third quarter was $537 million, compared with $608 million for the same period of fiscal 2008, a decrease of 12 percent.
Operating cash flow for the third quarter was $1,015 million, and property and equipment additions were $44 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $971 million. For the same period last fiscal year, operating cash flow was $1,080 million; property and equipment additions were $66 million; and free cash flow was $1,014 million.
Accenture’s total cash balance at May 31, 2009, was $4.00 billion, compared with $3.60 billion at Aug. 31, 2008. Days services outstanding, or DSOs, were 34 at May 31, 2009, compared with 37 at Aug. 31, 2008.
Utilization for the third quarter of fiscal 2009 was 83 percent, compared with 85 percent in the same quarter last year. Attrition for the quarter was 8 percent on an annualized basis, compared with 16 percent in the third quarter last year.
New Bookings
New bookings for the third quarter were $6.57 billion. This reflects a negative 13 percent foreign-currency impact when compared with new bookings in the third quarter last year.
•	Consulting new bookings were $3.21 billion, or 49 percent of total new bookings.
•	Outsourcing new bookings were $3.36 billion, or 51 percent of total new bookings.
Net Revenues by Operating Group
Accenture’s business continues to be affected by the continuing global economic downturn. As a result, all of the company’s operating groups with the exception of Public Service experienced a decline in consulting revenues in local currency compared with the third quarter last year. At the same time, all of the company’s operating groups with the exception of Financial Services grew outsourcing revenues in local currency compared with the third quarter last year, although generally at a slower rate than in prior quarters.
Net revenues by operating group for the third quarter were as follows:
•	Communications & High Tech: $1,156 million, compared with $1,388 million for the third quarter of fiscal 2008, a decrease of 17 percent in U.S. dollars and 5 percent in local currency. Consulting revenues declined 15 percent in local currency and outsourcing revenues increased 7 percent in local currency.
•	Financial Services: $1,027 million, compared with $1,303 million for the same period last year, a decrease of 21 percent in U.S. dollars and 9 percent in local currency. Consulting revenues declined 13 percent in local currency and outsourcing revenues declined 2 percent in local currency.
•	Products: $1,308 million, compared with $1,611 million for the year-ago period, a decrease of 19 percent in U.S. dollars and 8 percent in local currency. Consulting revenues declined 16 percent in local currency and outsourcing revenues increased 5 percent in local currency.
•	Public Service: $745 million, compared with $756 million for the year-ago period, a decrease of 2 percent in U.S. dollars and an increase of 8 percent in local currency.

Consulting revenues increased 12 percent in local currency and outsourcing revenues increased 2 percent in local currency.
•	Resources: $905 million, compared with $1,038 million for the same period of fiscal 2008, a decrease of 13 percent in U.S. dollars and an increase of 1 percent in local currency. Consulting revenues declined 1 percent in local currency and outsourcing revenues increased 4 percent in local currency.
Net Revenues by Geographic Region
Net revenues by geographic region in the third quarter were as follows:
•	Americas: $2,265 million, compared with $2,527 million for the third quarter of fiscal 2008, a decrease of 10 percent in U.S. dollars and 6 percent in local currency.
•	Europe, Middle East and Africa (EMEA): $2,342 million, compared with $3,032 million for the third quarter of fiscal 2008, a decrease of 23 percent in U.S. dollars and 5 percent in local currency.
•	Asia Pacific: $539 million, compared with $543 million for the year-ago period, a decrease of 1 percent in U.S. dollars and an increase of 10 percent in local currency.
Share Repurchase Activity
During the third quarter of fiscal 2009, Accenture repurchased or redeemed 10.0 million shares for a total of $283 million, including $113 million for 4.1 million shares repurchased on the open market. Accenture’s total remaining share repurchase authority at May 31, 2009, was approximately $1.3 billion.
At May 31, 2009, Accenture had approximately 733 million total shares outstanding, including 614 million Accenture Ltd Class A common shares and minority holdings of 119 million shares (Accenture SCA Class I common shares and Accenture Canada Holding, Inc. exchangeable shares).
Business Outlook
Fourth Quarter Fiscal 2009
Accenture expects net revenues for the fourth quarter of fiscal 2009 to be in the range of $5.0 billion to $5.2 billion. This range assumes a foreign-exchange impact of negative 8 percent compared with the fourth quarter of fiscal 2008.
Fiscal Year 2009
Accenture continues to target new bookings for fiscal 2009 in the range of $23 billion to $25 billion.

Accenture has narrowed its range for net revenue growth for the full fiscal year and expects net revenue growth to be flat to slightly positive in local currency.
Accenture expects operating margin for the full fiscal year to be at the lower end of its previously guided range of 13.4 percent to 13.7 percent, representing a minimum year-over-year expansion of 50 basis points.
The company is updating its outlook for diluted EPS for the full fiscal year to the range of $2.67 to $2.70. The company’s previous range was $2.60 to $2.67.
Accenture now expects operating cash flow to be $2.65 billion to $2.85 billion; property and equipment additions to be $250 million; and free cash flow to be in the range of $2.4 billion to $2.6 billion. The company’s previous outlook was $2.57 billion to $2.77 billion for operating cash flow; $315 million for property and equipment additions; and $2.25 billion to $2.45 billion for free cash flow.
The company now expects its annual effective tax rate to be in the range of 27 percent to 29 percent. The company’s previous range was 29 percent to 31 percent.
Conference Call and Webcast Details
Accenture will host a conference call at 4:30 p.m. EDT today to discuss its third-quarter fiscal 2009 financial results. To participate, please dial +1 (800) 230-1059 [+1 (612) 288-0340 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture website at www.accenture.com.
A replay and podcast of the conference call will be available on the Investor Relations section of the Accenture website beginning at 7:00 p.m. EDT today, Thursday, June 25, and continuing until Wednesday, Sept. 23, 2009. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 103988 from 7:00 p.m. EDT today, Thursday, June 25, through 11:59 p.m. EDT Thursday, July 9, 2009.
About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. With approximately 177,000 people serving clients in more than 120 countries, the company generated net revenues of US$23.39 billion for the fiscal year ended Aug. 31, 2008. Its home page is www.accenture.com.

Non-GAAP Financial Information
This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Forward-Looking Statements
Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: our results of operations could be adversely affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity; our results of operations could be negatively affected if we cannot expand and develop our services and solutions in response to changes in technology and client demand; the consulting, systems integration and technology and outsourcing markets are highly competitive and we might not be able to compete effectively; our work with government clients exposes us to additional risks in the government contracting environment; clients may not be satisfied with our services; liabilities could arise if our subcontractors or other third parties cannot deliver their project contributions on time or at all; our results of operations could be adversely affected if our clients terminate their contracts with us on short notice; our outsourcing services subject us to operational and financial risk; our results of operations may be adversely affected by the type and level of technology spending by our clients; our profitability may suffer if we are not able to maintain favorable pricing rates and utilization rates, if we cannot control our costs, or if we cannot anticipate the cost and complexity of performing our work; our business could be negatively affected by legal liability that results from our providing solutions or services; our global operations are subject to complex risks, some of which might be beyond our control; our growth and our ability to compete may be adversely affected if we cannot attract, retain and motivate our employees or efficiently utilize their skills; our business may be adversely affected if we cannot manage the organizational challenges associated with the size and expansion of our company; new tax legislation or interpretations could lead to an increase in our tax burden; negative publicity related to Bermuda companies could affect our relationships with our clients; consolidation in the industries that we serve could adversely affect our business; our ability to attract and retain business may depend on our reputation in the marketplace; the share price of Accenture Ltd Class A common shares could be adversely affected by sales, or the anticipation of future sales, of Class A common shares held by our employees and former employees; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K, our quarterly report on Form 10-Q for the period ended Feb. 28, 2009, and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this press release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.
###
Contact:
Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE LTD
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	For the Three Months Ended May 31,				For the Nine Months Ended May 31,
		% of Net		% of Net		% of Net		% of Net
	2009	Revenues	2008	Revenues	2009	Revenues	2008	Revenues
REVENUES:

Revenues before reimbursements (“Net revenues”)	$5,145,093	100%	$6,102,059	100%	$16,430,914	100%	$17,387,286	100%
Reimbursements	392,255		491,142		1,234,605		1,365,495

Revenues	5,537,348		6,593,201		17,665,519		18,752,781

OPERATING EXPENSES:

Cost of services:
Cost of services before reimbursable expenses	3,474,466	67.5%	4,179,378	68.5%	11,250,154	68.5%	12,106,478	69.6%
Reimbursable expenses	392,255		491,142		1,234,605		1,365,495

Cost of services	3,866,721		4,670,520		12,484,759		13,471,973
Sales and marketing	524,879	10.2%	605,582	9.9%	1,607,297	9.8%	1,665,283	9.6%
General and administrative costs	410,532	8.0%	450,590	7.4%	1,355,912	8.2%	1,370,426	7.9%
Reorganization costs (benefits), net	3,176		4,355		(6,728)		18,489

Total operating expenses	4,805,308		5,731,047		15,441,240		16,526,171

OPERATING INCOME	732,040	14.2%	862,154	14.1%	2,224,279	13.5%	2,226,610	12.8%

(Loss) gain on investments, net	(157)		238		1,084		6,512
Interest income	8,649		23,756		42,000		85,646
Interest expense	(3,285)		(4,450)		(9,899)		(17,532)
Other income (expense), net	10,524		(3,877)		(2,210)		(348)

INCOME BEFORE INCOME TAXES	747,771	14.5%	877,821	14.4%	2,255,254	13.7%	2,300,888	13.2%

Provision for income taxes	211,242		270,250		623,084		653,963

INCOME BEFORE MINORITY INTEREST	536,529	10.4%	607,571	10.0%	1,632,170	9.9%	1,646,925	9.5%

Minority interest in Accenture SCA and Accenture Canada Holdings Inc.	(87,858)		(133,930)		(283,326)		(377,593)
Minority interest — other (1)	(4,702)		(4,552)		(13,573)		(12,401)

NET INCOME	$443,969	8.6%	$469,089	7.7%	$1,335,271	8.1%	$1,256,931	7.2%

CALCULATION OF EARNINGS PER SHARE:

Net income	$443,969		$469,089		$1,335,271		$1,256,931
Minority interest in Accenture SCA and Accenture Canada Holdings Inc. (2)	87,858		133,930		283,326		377,593

Net income for diluted earnings per share calculation	$531,827		$603,019		$1,618,597		$1,634,524

EARNINGS PER SHARE:

— Basic	$0.71		$0.77		$2.15		$2.06
— Diluted (3)	$0.68		$0.74		$2.05		$1.97

WEIGHTED AVERAGE SHARES:

— Basic	623,649,189		606,513,399		622,108,212		608,888,487
— Diluted (3)	782,814,822		817,311,345		787,703,914		828,007,774
Cash dividends per share	$—		$—		$0.50		$0.42

(1)	Minority interest — other is comprised primarily of minority interest attributable to the minority shareholders of Avanade, Inc.

(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture Ltd Class A common shares on a one-for-one basis.

(3)	Diluted weighted average Accenture Ltd Class A common shares and earnings per share amounts in fiscal 2008 have been restated to reflect the impact of an immaterial number of additional restricted share units issued to holders of restricted share units in connection with the payment of cash dividends.

ACCENTURE LTD
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

				Percent
				(Decrease)
	For the Three Months Ended		Percent	Increase
	May 31,	May 31,	Decrease	Local
	2009	2008	US$	Currency
OPERATING GROUPS
Communications & High Tech	$1,155,599	$1,387,790	(17%)	(5%)
Financial Services	1,026,946	1,302,942	(21%)	(9%)
Products	1,307,684	1,611,009	(19%)	(8%)
Public Service	744,534	756,348	(2%)	8%
Resources	904,699	1,037,785	(13%)	1%
Other	5,631	6,185	n/m	n/m

TOTAL Net Revenues	5,145,093	6,102,059	(16%)	(4%)
Reimbursements	392,255	491,142	(20%)

TOTAL REVENUES	$5,537,348	$6,593,201	(16%)

GEOGRAPHY
Americas	$2,264,530	$2,527,067	(10%)	(6%)
EMEA	2,341,771	3,031,552	(23%)	(5%)
Asia Pacific	538,792	543,440	(1%)	10%

TOTAL Net Revenues	$5,145,093	$6,102,059	(16%)	(4%)

TYPE OF WORK
Consulting	$2,954,694	$3,701,141	(20%)	(9%)
Outsourcing	2,190,399	2,400,918	(9%)	3%

TOTAL Net Revenues	$5,145,093	$6,102,059	(16%)	(4%)

				Percent
			Percent	(Decrease)
	For the Nine Months Ended		(Decrease)	Increase
	May 31,	May 31,	Increase	Local
	2009	2008	US$	Currency
OPERATING GROUPS
Communications & High Tech	$3,713,073	$4,038,933	(8%)	(1%)
Financial Services	3,305,729	3,756,135	(12%)	(4%)
Products	4,244,205	4,522,867	(6%)	2%
Public Service	2,207,986	2,139,830	3%	10%
Resources	2,937,194	2,912,342	1%	11%
Other	22,727	17,179	n/m	n/m

TOTAL Net Revenues	16,430,914	17,387,286	(6%)	3%
Reimbursements	1,234,605	1,365,495	(10%)

TOTAL REVENUES	$17,665,519	$18,752,781	(6%)

GEOGRAPHY
Americas	$7,139,290	$7,169,655	0%	3%
EMEA	7,629,452	8,705,710	(12%)	0%
Asia Pacific	1,662,172	1,511,921	10%	15%

TOTAL Net Revenues	$16,430,914	$17,387,286	(6%)	3%

TYPE OF WORK
Consulting	$9,641,917	$10,511,188	(8%)	0%
Outsourcing	6,788,997	6,876,098	(1%)	7%

TOTAL Net Revenues	$16,430,914	$17,387,286	(6%)	3%

n/m = not meaningful

ACCENTURE LTD
OPERATING INCOME BY OPERATING GROUP (OG)
(In thousands of U.S. dollars)
(Unaudited)

	For the Three Months Ended
	May 31, 2009		May 31, 2008
	Operating	Operating	Operating	Operating	Increase
OPERATING GROUPS	Income	Margin	Income	Margin	(Decrease)
Communications & High Tech	$173,178	15%	$161,332	12%	$11,846
Financial Services	134,384	13%	189,690	15%	(55,306)
Products	188,870	14%	253,070	16%	(64,200)
Public Service	98,560	13%	98,536	13%	24
Resources	137,048	15%	159,526	15%	(22,478)

Total	$732,040	14.2%	$862,154	14.1%	$(130,114)

	For the Nine Months Ended
	May 31, 2009		May 31, 2008
	Operating	Operating	Operating	Operating	Increase
OPERATING GROUPS	Income	Margin	Income	Margin	(Decrease)
Communications & High Tech	$504,486	14%	$474,290	12%	$30,196
Financial Services	387,791	12%	512,006	14%	(124,215)
Products	593,845	14%	634,001	14%	(40,156)
Public Service	289,986	13%	189,357	9%	100,629
Resources	448,171	15%	416,956	14%	31,215

Total	$2,224,279	13.5%	$2,226,610	12.8%	$(2,331)

ACCENTURE LTD
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	May 31, 2009	August 31, 2008
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,002,459	$3,602,760
Short-term investments	9,459	20,282
Receivables from clients, net	2,437,325	2,996,815
Unbilled services, net	1,307,186	1,518,580
Other current assets	868,397	1,020,691

Total current assets	8,624,826	9,159,128

NON-CURRENT ASSETS:
Unbilled services, net	97,216	43,627
Investments	9,168	19,034
Property and equipment, net	717,422	800,164
Other non-current assets	2,379,032	2,376,572

Total non-current assets	3,202,838	3,239,397

TOTAL ASSETS	$11,827,664	$12,398,525

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$983	$6,570
Accounts payable	746,568	1,017,227
Deferred revenues	1,690,867	1,810,661
Accrued payroll and related benefits	2,288,066	2,809,196
Other accrued liabilities	1,181,952	1,204,224

Total current liabilities	5,908,436	6,847,878

NON-CURRENT LIABILITIES:
Long-term debt	673	1,708
Other non-current liabilities	2,311,008	2,356,264

Total non-current liabilities	2,311,681	2,357,972

MINORITY INTEREST	658,126	652,169

SHAREHOLDERS’ EQUITY	2,949,421	2,540,506

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,827,664	$12,398,525

ACCENTURE LTD
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2009	2008	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$443,969	$469,089	$1,335,271	$1,256,931
Depreciation, amortization and asset impairments	116,377	118,251	371,009	354,464
Share-based compensation expense	120,735	105,190	342,835	282,111
Minority interest	92,560	138,482	296,899	389,994
Change in assets and liabilities/Other, net	240,978	249,033	(232,626)	(510,932)

Net cash provided by operating activities	1,014,619	1,080,045	2,113,388	1,772,568

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(43,645)	(66,316)	(168,134)	(233,634)
Purchases of businesses and investments, net of cash acquired	(2,582)	(46,850)	(5,388)	(244,468)
Other investing, net	9,639	91,822	23,930	279,952

Net cash used in operating activities	(36,588)	(21,344)	(149,592)	(198,150)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	129,336	160,818	341,623	362,986
Purchases of common shares	(283,485)	(483,973)	(1,330,256)	(1,652,390)
Cash dividends paid	—	—	(378,446)	(333,685)
Other financing, net	(4,882)	(10,488)	(19,821)	(14,073)

Net cash used in financing activities	(159,031)	(333,643)	(1,386,900)	(1,637,162)
Effect of exchange rate changes on cash and cash equivalents	205,459	17,226	(177,197)	74,771

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,024,459	742,284	399,699	12,027

CASH AND CASH EQUIVALENTS, beginning of period	2,978,000	2,584,139	3,602,760	3,314,396

CASH AND CASH EQUIVALENTS, end of period	$4,002,459	$3,326,423	$4,002,459	$3,326,423